Exhibit 14

INGERSOLL RAND

Our Code

of Conduct

                                                                                                A Guide to
Legal and Ethical Standards
      For All Employees

Dear Fellow Employee:

Throughout the company's history, Ingersoll-Rand has been committed to conducting business with the highest ethical standards. Maintaining these standards has never been more important than in today's competitive and rapidly changing global business climate, and I am committed to ensuring that our company preserves its established reputation for integrity.

As employees of Ingersoll-Rand, we are all expected to be familiar with this Code of Conduct, which serves as a guideline for how we should interact with our customers, business partners, fellow employees and members of our communities. The Code of Conduct is an extension of our core values. These values - courage, honesty, trust, respect, integrity, achievement and collaboration - in concert with the Code help us to understand our responsibilities and assist us in making the right choices. Although we cannot anticipate every ethical situation or decision we might face, this document outlines the principles for ethical conduct and identifies the channels and procedures we have established to answer your questions.

In every business decision we make, it is essential that we follow the ethics and principles of our Code of Conduct and fulfill our responsibility to report anything that might violate these principles. Our goal is to create an open atmosphere that encourages employees to voice concerns about ethics and compliance issues without fear of retaliation.

I expect that all of us will conduct our responsibilities according to the letter and spirit of the guidelines outlined in this document. We will be unflinching with those who do not: an employee's breach of the Code of Conduct could constitute cause for termination.

Please join me in maintaining IR's reputation for honesty and integrity in everything we do. It is the foundation to our success now and in the future.

Sincerely,

Herbert L. Henkel

Chairman, President and
Chief Executive Officer

Overview
This Code of Conduct describes Ingersoll-Rand Company Limited's commitment to lawful and ethical conduct in all of its affairs. It is applicable to all Company officers and employees, and also to directors insofar as they are acting in connection with their Ingersoll-Rand-related duties. (In the Code, officers, employees and directors are referred to together as "employees.") No matter where we work, honesty, integrity, and responsible conduct are the basis for a sound business reputation in every culture.

The Code cannot cover all situations where legal or ethical issues may arise; however, the spirit of the Code-to do what is right and to protect the Company's integrity - extends beyond the topics described in these pages.

Ingersoll-Rand is committed to observing all laws, and all employees are expected to uphold this commitment. Failure to comply with the law may subject the Company and the individual(s) involved to substantial civil and criminal penalties.

Compliance with the law and this Code, however, is the minimum standard of conduct in Company affairs. All employees are expected to act with the highest business ethics in all Ingersoll-Rand relationships. We must remember that our actions are subject to scrutiny by a number of people, including customers, suppliers, shareholders and fellow employees, who are entitled to be associated with an ethical, law-abiding company.

Ingersoll-Rand recognizes that some provisions of this Code may create real or apparent conflicts with local business customs or practices. In these cases, employees must seek guidance using the procedures described on page 4 before proceeding in any manner that may violate the provisions of the Code.

Reporting Concerns Under the Code
All employees are obligated to promptly report any known or suspected violations of the Code or requests that might constitute violations. To the extent reasonably possible, reports will be treated confidentially. Employees also have the option of reporting concerns anonymously. Company policy strictly prohibits any retaliation or harassment for reporting under this policy. Any such retaliation is a violation of the Code, which will result in appropriate discipline.

The Company has established the following procedures for reporting concerns under the Code:

1. An employee with a need for help or information concerning this Code is encouraged to discuss that need with his or her immediate supervisor.

2. If asking your immediate supervisor is inappropriate, contact your Human Resources representative, business unit attorney or local management.

3. Employees may contact the Assistant General Counsel - Compliance at ethics@irco.com in order to seek advice concerning the Code or to report known or suspected integrity concerns.

4. Employees may communicate their concerns (anonymously or otherwise) by writing to the Assistant General Counsel - Compliance, Ingersoll-
    Rand Company at 155 Chestnut Ridge Road, Montvale, New Jersey 07645.

5. Employees may report known or suspected violations of the Code anonymously using the HelpLine at 1.800.962.8682. Employees outside of the United States may call the U.S.-based HelpLine (collect) at 1.704.556.7046.

6. Any reports of known or suspected violations concerning accounting, auditing or accounting controls will be reviewed by the Audit Committee of the Ingersoll-Rand Board of Directors pursuant to Audit Committee Complaint Procedures.

Responsibilities of Employees
Each and every employee of the Company has a responsibility to:

- Read and understand the Code.

- Comply with the Code in letter and spirit.

- Ask a manager/supervisor, a Human Resources representative, his or her assigned business unit lawyer or the Assistant General Counsel -
  Compliance if unsure about the proper thing to do.

- Promptly report any known or suspected violations of the Code or requests that might constitute violations using the procedures described in the
  Code.

Managers and supervisors have the additional duties to:

- Create an atmosphere that is conducive to promoting the highest standard of lawful and ethical behavior and to employees asking questions and raising concerns.

- Monitor compliance with the Code and other Company policies of those they supervise.

- Demonstrate a commitment to the Code through their words, deeds and actions.

- Ensure that those they supervise have completed required compliance training and look for additional ways to communicate the Code and other
  Company policies.

- Ensure that those they supervise know where to report violations and that there will be no retaliation for any such reports.

Key Points - Responsibilities of Employees
- Read and understand the IR Code of Conduct.
- Comply with the Code in letter and spirit.
- Promptly report any known or suspected violations of the Code.

Penalties for Violations
Employees who violate the Code are subject to disciplinary action up to and including termination of employment (as consistent with applicable law). The following are examples of conduct that may result in discipline:

- Actions that violate a Company policy or the Code.

- Requesting or permitting others to violate a Company policy or the Code.

- Failure to promptly report a known or suspected violation of the Code, law or regulation.

- Failure to cooperate fully with Company investigators or auditors.

- Retaliation against another employee or third party for reporting a policy violation or for cooperating with a Company investigation.

- For managers and supervisors, failure to use reasonable care to prevent or detect a violation or otherwise failing to demonstrate the leadership and diligence needed to ensure compliance with Company policies.

Employee Relations
Ingersoll-Rand expects all employees to value the diverse backgrounds of their fellow employees and to create an atmosphere in which ideas can be expressed freely in an environment of mutual trust, honesty and respect. Only by valuing diversity can we achieve a high standard of excellence that will consistently meet or exceed the expectations of customers, shareholders, employees and the communities in which we live and work. Bias or discrimination based upon race, religion, gender, age, national origin or other legally protected status prevents us from achieving this objective, and therefore must not be a part of our business practices.

Harassment has no place in our Company. The term "harassment" may include unwelcome slurs and other offensive remarks, jokes and other verbal, graphic or unwelcome physical conduct. Harassment also may include unwelcome sexual advances, requests for sexual favors or unwelcome or offensive touching and other verbal, graphic or physical conduct of a sexual nature (such as obscene or lewd jokes, comments or displays or any inappropriate body contact.)

Regardless of where we work, Ingersoll-Rand forbids employees from engaging in practices that violate our standards prohibiting discrimination and harassment.

Key Points - Employee Relations
- Use merit, qualifications and other job-related criteria as the bases for all employment-related decisions.
- Respect employee diversity.
- Discrimination, including harassment, is prohibited.
- Report any violations or concerns, using the procedures identified on page 4 of this Code.

Environment, Safety and Health
Ingersoll-Rand is committed to conducting its business in a manner that values the environment and helps to ensure the safety and health of its employees and the communities in which we operate. It is the Company's policy to comply with all applicable environmental, safety and health laws and regulations; to apply responsible standards where such laws or regulations do not exist; and to seek ways to achieve excellence in these critically important areas. The Company will strive to implement industry-recognized best practices wherever possible.

Employees must know the environmental, safety and health requirements of their jobs and obtain further information if they have any questions about such requirements. Among other things, employees must use Company equipment and handle, store and dispose of hazardous materials and toxic wastes with care in accordance with applicable law and with the Company's established policies and procedures. It also is imperative that all environmental, safety and health reports be accurate and complete.

Where to Call
Employees should immediately notify facility management, the Director of Environmental, Safety and Health or the HelpLine of any conditions that are perceived to violate environmental, safety or health laws or regulations, or that pose a danger to the environment, our employees or the communities in which we operate.

For Additional information
For additional guidance in these areas, consult the IR Global ESH Manual, IR Global ESH Policy and IR Global ESH Requirements.

Key Points - Environment, Safety and Health
- Follow all environmental, safety and health laws.
- Watch for unsafe work conditions.
- Follow Company notification procedures if you become aware of possible violations or concerns.
- Ensure that all environmental, safety and health records and communications are complete and accurate.
- Participate in efforts to continuously improve environmental, safety and health practices.

Substance Abuse
To meet our responsibilities to customers, shareholders and employees, Ingersoll-Rand must maintain a healthy and productive work environment. Misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of illegal drugs on the job is absolutely prohibited. In addition, no employee may report to work or perform any job duties while under the influence of alcohol or illicit controlled substances.

The Company may sponsor events at which management approves the serving of alcoholic beverages. In these cases, all applicable liquor laws must be followed, and intoxication and excessive drinking are prohibited.

Conflicts of Interest
All employees are expected to conduct their activities with the Company's best interests in mind. Ingersoll-Rand recognizes and respects the right of employees to take part in financial, business and other activities outside their jobs. However, these external activities must not place an employee in an actual or apparent conflict with his or her responsibilities to Ingersoll-Rand. All employees must follow the disclosure procedures on page 4 with respect to any matter that might be or might appear to be a conflict of interest.

Avoidance of Certain Outside Business Interests And Employment
Employees are expected to avoid any investment, interest, association or relationship that interferes, might interfere, or appears to interfere with the independent exercise of judgment in the Company's best interest. Employment with or having other substantial business interests in a competitor is strictly prohibited. Employment, consulting or having other substantial business or financial interest in a Company supplier or customer is prohibited unless first reviewed and approved in writing pursuant to the disclosure procedures described on page 4.

Additionally, other part-time employment, consulting or other business relationships may detract from your job performance, and so all non- Ingersoll-Rand employment or consulting must be fully disclosed and written approval received before proceeding.

Relationships with Customers, Vendors and Suppliers
Ingersoll-Rand buys many goods and services from others. The selection of services or goods should be based solely upon price, quality, service and need. Employees involved in the selection and/or purchase of goods and services from vendors and suppliers should avoid situations that could interfere, or appear to interfere, with their ability to make free and independent decisions regarding purchases on behalf of the Company.

Sales of Ingersoll-Rand products and services and purchases from suppliers must be free from any inference or perception that favorable treatment was sought, received or given, whether in the form of gifts, favors, entertainment, services, discounts or other gratuities or benefits. If you are offered or receive any gift or favor of more than nominal value, you should not accept it and your supervisor should be notified. Employees are not prohibited from giving or receiving items of small value commonly exchanged in business relationships, but even in this case, discretion and common sense should be your guide.

Other than with government business, the exchange of social amenities with suppliers, vendors or customers is generally acceptable when reasonably based on a clear business purpose and within the bounds of good taste. Meetings accompanied by a meal with suppliers or customers are sometimes necessary and desirable; however, excessive entertainment of any sort is not acceptable.

Corporate Opportunities
Employees owe a duty to the Company to advance its legitimate interests when the opportunity arises. They may not appropriate to themselves, or to any other person or organization, the benefit of any actual or potential business opportunity that relates to the Company business without first obtaining the Company's written consent.

Use of Ingersoll-Rand Name, Facilities and Relationships
You should not use Ingersoll-Rand's name, facilities and relationships for personal benefit (or for the benefit of a third party). Use of the Company's name, facilities or relationships for charitable or civic purposes can be made only with prior approval of your facility's Human Resources department.

Application to the Employee's Family
Conflicts of interest, such as those described earlier, may arise when the employee's immediate family is involved. While Ingersoll-Rand recognizes that family members may have personal interests that are beyond the control of the employee, employees need to be sensitive to such potential conflicts so as to avoid compromising Ingersoll-Rand's interests.

In addition, employees should not supervise, be under the supervision of, or be in a position to influence the salary or conditions of employment, or the expense report, of a family member.

Duty to Disclose and Disclosure Procedures
It is the employee's duty to disclose promptly and completely any circumstances that might constitute a conflict of interest under this Code. If you suspect a conflict of interest or if the appearance of a conflict may exist contact your immediate supervisor and/or manager so that the matter can be resolved promptly. Any doubts must be resolved in favor of disclosure.

Supervisors who are asked to review conflict disclosures are required to review the matter with their supervisors or with their facility's Human Resources department. Following disclosure, the Company may determine that the circumstances pose no risk to the Company, and permit an employee to proceed with the interest or activity. However, no such permission is valid unless received in writing.

Key Points - Conflict of Interest
- Make all business decisions solely with the best interests of the Company in mind.
- Avoid even the appearance of a conflict of interest.
- Promptly disclose any possibility of an actual or apparent conflict of interest.

Gifts and Entertainment
In general, gifts, favors and entertainment should:
- Be consistent with accepted business practice.
- Comply with applicable law, the policies of the employer of the other party and accepted ethical standards.
- Not be in a form that could be construed as a bribe (such as cash or cash equivalents).
- Avoid creating a situation where public disclosure of the facts will result in embarrassment to the employee and Ingersoll-Rand.

What is a Conflict of Interest?
- Influences your judgment when acting on behalf of the Company.
- Results in your competing against the Company in any business activity.
- Diminishes your efficiency and effectiveness in performing your regular duties.
- Causes you to misuse Company resources or influences.

Confidential Information
The unauthorized release of confidential information can cause the Company to lose a critical competitive advantage, hurt relationships with customers and embarrass or harm fellow employees. Confidential information is any information or knowledge created, acquired or controlled by Ingersoll-Rand that the Company has determined should be safeguarded from improper public disclosure. Confidential information may include, but is not limited to, financial records, business plans, sales and marketing data, technical information, and employee medical records and salary information.

Each of these confidential areas covers a range of information. For example, technical information may include designs and drawings; engineering and manufacturing know-how and processes; Company business and product plans with outside vendors; a variety of internal databases; patent and trademark applications; and proprietary software developed by or for the Company.

Each employee, whether as an originator, custodian, user or recipient of confidential information, must ensure that Company information under his or her direction and/or control is properly safeguarded in accordance with Company policies and instructions. These policies include limiting access to confidential information to authorized persons with a "need to know" and disclosing confidential information only when a valid business need exists and only then as specified in Company policies and instructions. Employees must refrain from using Company information for personal benefit or other non-Company purposes.

Employees have a duty not to reveal any confidential information about or related to the Company even after they end their employment.

Take care to safeguard the confidentiality of information that other parties - such as customers - entrust to us. Additionally, employees with access to personal information about other employees (such as medical records or salary history) must act diligently to safeguard its confidentiality and to provide it to others only based upon a proper business need and when permitted by Company policy.

If Confidential Information Is Released
Unauthorized releases of confidential information, whether intentional, unintentional or suspected, should be reported immediately to the Law Department.

For More Information
Additional guidance is contained in the Ingersoll-Rand Corporate Engineering Standards and Procedures Manual and the Ingersoll-Rand Information Security Policy.

All employees also should be familiar with and abide by the Ingersoll-Rand Agreement to Assign Inventions and to Protect Proprietary Information, which all employees are required to sign.

Key Points - Confidential Information
- Confidential information may include financial records, business plans, sales and marketing data, technical information, and employee medical records and salary information.
- Employees must ensure that Company information under his/her direction or control is properly safeguarded.
- Employees have a duty not to reveal any confidential information about the Company even after they end their employment.

Inside Information and Investment in Securities
Because Ingersoll-Rand's common shares of stock are publicly traded, employees are prohibited from trading or recommending the trading of Ingersoll-Rand shares, options or warrants when they possess "material inside information" about the Company. Material inside information is nonpublic information about Ingersoll-Rand that a reasonable investor would consider important in making a decision to buy, sell or hold stock in such company. This includes, for example, nonpublic information on earnings, changes in dividend rates, significant gains or losses of business, tender offers, or significant acquisition or divestiture negotiations. In addition, insider trading or recommending trading of other companies' securities (for example, a company with which Ingersoll-Rand does business) when in possession of material inside information also is prohibited by securities laws.

Disclosing nonpublic material information, acting on such information, or recommending others to act based on the information may violate rules covering insider trading laws.

Special rules and restrictions apply to directors, officers and senior sector and financial executives. It is your responsibility to know and abide by these rules.

To Avoid the Risk of Insider Trading

- Do not buy or sell Ingersoll-Rand shares, options or warrants when you have material inside information about Ingersoll-Rand.

- Do not transfer account balances or change allotments or investment directions if you invest in Ingersoll-Rand stock through any company plans when you have material inside information about Ingersoll-Rand.

- Do not pass on material inside information about Ingersoll-Rand to friends, relatives, or others. If you do pass on inside information you may be criminally or civilly liable for violating securities laws.

- Do not suggest to friends, relatives or others that they should trade in Ingersoll-Rand shares or options when you have material inside information about Ingersoll-Rand.

- Do not discuss material inside information with co-workers, except to the extent that it is necessary for you to do your job.

These same rules may apply if you have material inside information about another publicly traded company.

For More Information
Any questions you may have regarding the applicability of the securities laws to our business practices should be referred immediately to the Corporate Law Department.

Communications With the Press, Investors and the Public
Securities laws require fair public disclosure of information concerning publicly traded companies, such as Ingersoll-Rand, with serious penalties for companies and individuals who violate these requirements. For other legal and reputational reasons, care is essential in transmitting information about the Company to outside parties.

Contacts of this nature might include requests from the media, securities analysts or others for information about Company earnings or other financial matters; new products, processes or strategies; or possible management changes, mergers, acquisitions or other significant business events at the Company. The Corporate Communications Department ensures that requests for information from third parties are handled properly and consistently. If you are contacted for an interview, comments or other information by the media, a securities analyst, investors or other third parties you must refer them to the Corporate Communications Department.

Key Points - Communications With the Press, Investors and the Public
- Securities laws require fair public disclosure of information concerning publicly traded companies, such as Ingersoll-Rand.
- Requests for interviews, comments or other information by the media, securities analysts, investors or other third parties must be referred to the
  Corporate Communications Department.

Fair Competition
Fair competition is a fundamental principle of our free enterprise system. The purpose of competition laws, also known as antitrust, monopoly or fair trade laws, is to protect the competitive market system. The Company will not engage in or support activities that improperly restrain trade or that constitute unfair business practices or predatory economic conduct. It is necessary for the Company and its employees to obey the competition laws of all countries where it does business. Also, the Company and its employees must abstain from any activity that may violate or give the appearance of an intention to violate competition laws.

The competition laws are complex and many of the rules are subject to varying interpretations. While there are differences between the competition laws in many countries, generally the same kinds of conduct are prohibited. Among the activities that have been clearly identified as violations of law are those that involve agreements with competitors to:

- Fix prices or terms or conditions of sale for competing products or services.

- Divide or allocate customers, bids, markets or territories for competing products or services.

- Refuse to sell to particular buyers or to buy from particular suppliers.

- Exchange nonpublic sales or price information.

Improper agreements may involve not only express commitments, but also informal understandings. Those understandings sometimes are inferred merely from the actions of competitors, including conversations with competitors on the subjects identified above. Consequently, no employee should ever discuss with competitors the activities described above or other matters that might be construed as seeking to improperly restrict or limit competition.

In addition, relationships with distributors and other customers, whether embodied within written agreements and understandings or otherwise, must reflect a commitment to proper trade practices and compliance with applicable laws.

Marketing and Related Activities
All marketing, sales and advertising and promotional activities must be honest in all respects. We will not make false or misleading claims about our products or services, nor will we do so about the products and services of our competitors. Any comparative advertising must be approved in advance by your sector or business unit lawyer.

For More Information
The Ingersoll-Rand Guide for Compliance with the U.S. Antitrust Laws provides additional guidance on the Company's policies for fair competition. You should consult with the Assistant General Counsel - Antitrust in the Corporate Law Department whenever any questionable activity comes to your attention or whenever you are unsure if contemplated activities fall within the competition laws.

Gathering Competitive Intelligence
Obtaining information about competitors and other companies is common in the normal course of business. There are, however, limits to the ways that information should be acquired and used, particularly confidential information. Under no circumstances should an employee undertake improper means to obtain competitive information. It is improper for any employee or Company agent to seek, receive, or possess information about a competitor through misrepresentation, bribery or trespass (including unauthorized access to a computer network). Further, we will not hire competitors' employees for the purpose of getting confidential information. If an employee possesses somebody's proprietary confidential information when joining the Company, he or she must not disclose it or make use of it.

Key Points - Competitive Intelligence
- Do not use improper means to obtain competitive information.
- Employees must not use confidential information brought with them from prior employment.

Product and Service Quality
Maintaining the high quality of our products and services is critical to the continued success of our Company. We must never compromise governmental or Company quality standards. We must always abide by all contractual commitments and never make any promises that we cannot fulfill.

We must make certain that all records concerning quality matters are accurate and complete. Any issues or concerns regarding product quality should be reported immediately using the appropriate procedure.

Key Points - Product and Service Quality
- Be aware of and follow all applicable manufacturing or service standards.
- Follow procedures for the storage, handling and shipping of products.
- Report any quality concerns.
- Meet all contractual commitments

Other Customer Service Requirements
Our interactions with customers must be professional in every respect. We must be cognizant of, and adhere to, customer rules and applicable practices when at a customer's facility. We must take great care in handling customers' property that we service and it is imperative that time charges and other billings to customers be correct. To ensure accuracy, time sheets should be completed on a daily basis.

Questionable or Improper Payments
The Company prohibits bribes, kickbacks or other improper payments, whether made directly or indirectly, to any individual or organization, including government officials, political parties, customers, distributors, agents or private persons. Similarly, acceptance of bribes, kickbacks or any other form of improper payment is prohibited. (Payment, of course, does not only include money but also anything of value). Additionally, the use of over-billings or other artificial methods of payment to assist a customer, agent or distributor to evade the tax or exchange-control laws of any country is improper.

This Company prohibition against improper payments applies everywhere we do business. It also extends beyond those activities that may be illegal under the Foreign Corrupt Practices Act and similar laws of other nations described in the International Business section that follows later, or commercial bribery laws of individual states or other jurisdictions. The making of so-called "questionable" or "improper" payments is impermissible anytime and anywhere. Most important, such payments have no place in our way of doing business.

Watch Out For:
- A customer who is reluctant to provide complete information or who provides false information.
- Unusual fund transfers to or from foreign countries or parties unrelated to the transaction.
- Highly complex deal structures, payment patterns that reflect no real business purpose, or unusually favorable payment terms.

Key Points - Questionable or Improper Payments
- Bribes, kickbacks and other improper payments are strictly prohibited.
- Be alert to artificial payment methods that may help third parties evade legal obligations.

Money Laundering and Exchange Control
Money laundering means moving the proceeds of crimes to hide where they came from, or transferring legitimate funds for criminal purposes, including terrorism. Certain anti-money laundering laws are not limited to financial institutions, and Ingersoll-Rand is committed to taking all reasonable steps to prevent our goods and services from being used for illegal purposes or from otherwise assisting in money laundering. We also must file reports required for transactions in the U.S. involving $10,000 or more in cash or cash equivalents. If there is any concern about the source of funds of a customer, we err on the side of caution and report it using the procedures described in this Code on page 4.

Many countries also have currency and exchange control laws. Ingersoll-Rand requires employees to be familiar with and abide by such laws.

Business Records and Communications
Each of us is responsible for the integrity of business records and communications that we create. Making false or misleading entries in the Company's books and records is strictly prohibited. All records - including but not limited to those related to product testing and quality, production, marketing, sales, travel and entertainment, purchasing and finances (which are discussed more fully in the next section) - must be accurate and complete.

If you are not certain as to the accuracy of information in a Company record, ask about it. You should never, by your silence, allow yourself to become responsible for an incorrect record.

Records must be maintained for time periods and in the manner required by the Company's record retention policy. The improper destruction or alteration of records can harm the Company in many ways, and in some instances can constitute a criminal offense.

It is important to understand that memos, notes, e-mails, voice mails and even conversations can become part of the Company's records. You should therefore always strive to communicate with clarity and appropriate professionalism, so that your communication would not be misinterpreted if it appeared later, for instance, in a court of law or newspaper. Under no circumstances should these systems be used to send offensive, defamatory, threatening, dishonest, unlawful or otherwise improper communications, or for business purposes other than those of the Company.

Key Points - Business Records and Communications
- Make sure that all records are accurate, complete and in no way misleading.
- If you become aware of inaccurate information, raise the matter with an appropriate Company contact.
- Write and speak in an appropriate manner in all Company communications, oral as well as written.

Accounting and Financial Records and Controls
The Company's shareholders, directors and management are entitled to financial statements that fairly present the Company's financial condition and results of operations. In addition, misstating financial results carries serious criminal and civil fines and penalties for the Company, as well as personal criminal liability for employees. We are committed to providing full, fair, accurate and timely disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission, as well as all other public communications.

The Company's records and books of account must be maintained according to Generally Accepted Accounting Principles. They must also be accurate and complete in every respect. No false or misleading entries shall be made in any books or records of the Company (including, but not limited to, expense reports) for any reason. To assure accuracy, information must always be recorded in a timely manner. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment. No undisclosed or unrecorded funds or assets shall be established or maintained for any purpose.

The Company is committed to a system of internal controls sufficient to provide reasonable assurance that transactions are executed and recorded in accordance with management authorization and Company policy, to permit preparation of reliable financial statements and to maintain financial control overall. Employees must never mislead the Company's internal or external auditors through false, incomplete or non-responsive information.

The Company's accounting policies and procedures and standards for internal control are contained in the Ingersoll-Rand Financial Control and Accounting Policies Manual.

Obligations of All Employees With Financial or Accounting Responsibilities
All employees with financial or accounting responsibilities must, of course, comply with the general provisions of this Code. Moreover, such employees must be aware of special responsibilities arising from their positions. For example, they must:

- Maintain awareness of and perform their duties consistent with finance and accounting-related laws, regulations, and professional standards and request appropriate professional advice as required.

- Be cognizant of potential violations of Company policies or laws that become visible through financial data and knowledge of business operations and report these as appropriate.

Additional Obligations of Senior Financial Management

Senior financial management also must:

- Ensure that financial and accounting staffs have the appropriate level of functional expertise and resources to accomplish operational objectives and maintain professional standards.

- Prevent and detect any pressure on accounting personnel, with respect to accounting judgments and estimates, for the purpose of inappropriately influencing reported financial results.

- Take all other steps necessary to ensure that the reports and other documents filed with the Securities and Exchange Commission and all other public accounting and finance related communications are accurate and complete in every respect.

Watch Out For:
- Financial records that do not accurately reflect the nature of the transaction or do not match underlying performance.
- Pressure to produce any improper accounting result.
- Efforts to avoid standard review and control processes.
- Failure to perform required reviews of financial practices, records and results.
- Funds that have not been reported or assets or liabilities that have not been recorded.
- Estimates or reserves that are not supported by facts or appropriate documentation.

International Business
As a multinational corporation, Ingersoll-Rand sells its products to private entities and governments worldwide. Indeed, the Company is proud to be in the forefront of global competitiveness. However, employees must be aware of the laws governing international business. Foreign Corrupt Practices Act and Oecd Anti-Bribery Convention The Foreign Corrupt Practices Act (FCPA), which applies to the Company and all of its majority-owned subsidiaries worldwide, prohibits giving things of value to induce a foreign government (which includes state-owned enterprises or agencies of international organizations) to enter into a contract or business relationship. The laws of many other nations (enacted in response to the Organization for Economic Cooperation and Development's Anti-Bribery Convention - to which the U.S. is a signatory) contain similar prohibitions. It is Ingersoll-Rand policy to comply strictly with these laws. The legal penalties involved may be severe for both the individual and the Company.

Compliance with these laws requires that the Company employ only reputable, qualified individuals or firms as agents, representatives and consultants. Always follow proper approval procedures and controls when retaining and paying such persons.

For More Information
The Company's policy and guidelines for compliance with the FCPA are set forth in its Policy and Procedure Implementing the Foreign Corrupt Practices Act as well as in appropriate sections of the Agent/Distributor Policy and Procedures and the Financial Control and Accounting Policies Manual.

Key Points - International Business
- Ingersoll-Rand policy is to comply fully with export restrictions, customs, boycotts and other international trade controls.
- Employees involved with the export or re-export of goods, services, technology or software must be familiar with and follow the regulations of all countries where Ingersoll-Rand does business.

International Trade Controls
Many countries have policies regulating international trade - such as imports, exports and international financial transactions - for national security or other reasons. Ingersoll-Rand policy is to comply fully with these and all other international trade controls.

Export Restrictions
Employees involved with the export or re-export of goods, services, technology or software must be familiar with and follow the regulations of all countries where Ingersoll-Rand does business. Such rules may restrict transactions with certain countries or persons, or transactions involving specified goods, technology, software or services. Employees must also be aware that U.S. export control laws and regulations often apply to subsidiary companies and to U.S. persons located abroad.

Employees are responsible for knowing with whom they are dealing and must not facilitate business with any country that is embargoed or affected by economic sanctions. Employees must obtain advice from the Director of Import/Export Administration or the Law Department with any questions concerning export or re-export of goods, technology, software or services, including transactions involving a Company affiliate.

Customs
We have a strict policy mandating compliance with all applicable customs requirements. Import or export documentation that the Company prepares must be accurate and complete. Where a customer or agent is responsible for such documentation we must provide them with all appropriate information.

Boycotts
Certain countries attempt to condition commercial relations on a pledge to abstain from conducting business with the governments of, or conducting business in or with, certain "boycotted" countries or with companies that do business in such countries, or otherwise to discriminate based on race, religion or national origin. In addition, some countries require the provision of information concerning business relationships with "boycotted" countries or with companies that do business with such countries. For example, such attempts have been made by the Arab League countries with respect to companies doing business with the State of Israel. Agreeing to these conditions and/or providing such discriminatory information is expressly forbidden and penalized by United States law. Generally, the U.S. restrictions apply to Ingersoll-Rand and its worldwide affiliates.

For More Information
Contact the Director of Import/Export Administration or go to the Ingersoll-Rand import/export intranet site at: myir.ingerrand.com/mycompany/legalrelated/impexpcompliance/

Government Business
Strict compliance with laws and regulations covering government business is essential. Even the appearance of impropriety can erode public confidence in the Company and in the government procurement process.

In many countries, including the United States, gifts, favors, entertainment or meals, no matter how nominal, may not be offered to government employees or officials, regardless of purpose or intent. If permitted by local law, payment for meals of government employees should be handled in accordance with appropriate agency regulations. In addition, United States law prohibits government contractors and government procurement officials from engaging in certain activities while the procurement is being conducted, including soliciting or discussing post-government employment, and using, soliciting or disclosing proprietary or source selection information regarding a procurement. These prohibitions go into effect with the development, preparation, and issuance of a solicitation through the award of a contract and any modification or extension of the contract.

All employees involved in government contract work are expected to familiarize themselves and to comply with the special regulations, the law and the Company's own guidelines for handling government business, including the obligations to comply with contract specifications, to accurately report cost and pricing data, to prevent disclosure of classified material, and to comply with restrictions on the employment of former government employees.

For More Information
Questions regarding the applicability of government procurement laws should be referred to the Director of Government Contracts. Additional guidance on conducting business with the U.S. Government is contained in the Company's U.S. Government Contracting Standards.

Respecting Company Resources
Efficient and appropriate use of Company resources is critical to our success. We must therefore use good judgment and discretion when utilizing Ingersoll-Rand property.

Each of us is responsible for safeguarding Company assets - never borrowing or removing them from Company premises without proper authorization and always being careful not to diminish their value, or use them in a manner that could harm the Company's reputation.

Access to computer, telephone, voice mail, e-mail and other systems and networks owned or operated by the Company, imposes responsibilities and legal obligations. Acceptable use always obligates you to act appropriately. Personal use of these resources must be kept to a minimum. You must also respect intellectual property, ownership of data, system security mechanisms, individual rights of privacy and freedom from harassment and annoyance.

To ensure compliance with this and other provisions of the Code, the Company, consistent with applicable law, retains the right to search any and all Company property at any time, including, but not limited to, e-mail, voice mail, offices and desks.

For more information speak with your supervisor, the Human Resources Department or the Assistant General Counsel - Compliance.

Key Points - Respecting Company Resources
When using the Company's network or computer assets follow these guidelines:
- Use must not interfere with or adversely affect your job performance or that of any other employee.
- Do not use Ingersoll-Rand assets in support of a personal business, consulting effort, or similar private venture, or to support the business of another company or firm.
- Do not use our assets to support any unlawful or other purpose that could cause embarrassment to the Company or otherwise adversely affect its interests.
- Do not use Company assets to be disruptive or offensive (e.g., involving sexually explicit materials, or materials that are discriminatory, hateful, or threatening) to others.
- Do not sell, loan, give away, or dispose of Company property without proper authorization. Be mindful of all Company procedures regarding network and computer security. For example, use of even so-called "free-ware" or "share-ware" - electronic software that is available at no cost from the Internet - is prohibited as these can serve as source material for disabling computer viruses.

Copyrights
We must respect copyright laws and observe terms and conditions of any software licensing agreements to which the Company is a party.

In most cases, this means that the software used by our employees is copyrighted, and only Ingersoll-Rand has the right to make copies for "back-up" purposes. It is illegal to make or distribute copies of copyrighted material or to rent, lease, or lend original copies of commercial software without the express authorization of the copyright holder.

Copyright laws apply to printed and other types of materials as well. The Company has permission for its employees to make copies of most major periodicals for work-related tasks under a license granted by the Copyright Clearance Center.

For a list of publications approved for copying under the license granted by the Copyright Clearance Center go to www.copyright.com.

For More Information
If you have any doubt as to whether copying is permitted, contact the Corporate Law Department.

Political Activities and Contributions
While the Company encourages individual participation in political activity, no employee shall make contributions from Company or subsidiary funds or property to any political parties or candidates, even when local or foreign laws may permit such practices. Further, no employee shall, on behalf of the Company, attempt to influence another employee's decision to make, or refrain from making, a personal political contribution to a candidate or a party.

This policy is not intended, however, to prevent the communication of Ingersoll-Rand's views to legislators, governmental agencies or to the general public with respect to existing or proposed legislation or governmental policies or practices affecting business operations. Further, reasonable costs incurred by the Company to establish or administer political action committees or activities to solicit voluntary political contributions from employees are permissible where such costs are incurred in accordance with existing laws.

Legal Proceedings
The  Corporate Law Department must be immediately notified of any investigation or other legal proceedings in which the Company becomes or might become involved. This policy also covers situations where an employee becomes involved as a third-party (for example, as a witness)

if the matter concerns the employee's duties for the Company. While it is Company policy and practice to cooperate with all government investigations, no information, whether oral or written, or records or files of any nature, should be furnished to any outside party in connection with a lawsuit or government investigation except upon prior approval of the Corporate Law Department.

In addition, employees should never, under any circumstances:

- Destroy or alter any documents in anticipation of a request for those documents from any government agency or a court or in connection with any pending or threatened litigation or court proceeding.

- Lie or make any misleading statements to any government investigator or in connection with any legal proceeding (this includes routine examinations as well as investigations).

- Attempt to cause any other Company employee, or any other person, to fail to provide information in connection with any legal proceeding or to any government investigator or to provide any false or misleading information.

Violations by Others
It is a violation of our Code - and in some instances of the law - to assist others (at the Company or elsewhere) in violating laws, rules, regulations or our business practice standards. (For example, it is a violation of Ingersoll-Rand policy to assist the employee of another company in falsely inflating reports of such company's revenue.)

We will not use third parties who act on behalf of the Company to engage in business activities that violate our standards of business conduct or applicable laws and regulations.

Waivers of the Code
The Company will waive application of the policies set forth in this Code only where circumstances clearly warrant granting a waiver. Waivers of the Code for directors and executive officers may be made only by the Board of Directors as a whole or the designated Committee of the Board and will be disclosed as required by law or regulation.

Contact Information
Your Human Resources Department has a current list of the telephone numbers and addresses for the resources and contacts in this Code.

Ethics HelpLine
1.800.962.8682 Outside of the United States call collect 1.704.556.7046 or email us at ethics@irco.com